Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-87958, 333-127367, and 333-181318 on Form S-8 and No. 333-182383 on Form S-3 of Regal Entertainment Group of our report dated March 9, 2015, relating to the financial statements of National CineMedia, LLC, appearing in Regal Entertainment Group’s Form 10-K/A for the year ended January 1, 2015.

/s/ Deloitte & Touche LLP

Denver, Colorado
March 25, 2015